07/27/99NGN TECHNOLOGY, INC / AMSHI TERM SHEET/AGREEMENT
Page 6 of 1
Exhibit No. 9
American Sports History Incorporated
1998 Form 10-KSB
File No. 33-55254-46


                     CONFIDENTIAL TERM SHEET
                             BETWEEN
NEXT GENERATION NETWORKS TECHNOLOGY INC., A DELAWARE CORPORATION,
                               AND
      AMERICAN SPORTS HISTORY, INC., A DELAWARE CORPORATION

This Term Sheet has been prepared to detail the terms of a business and consulting services agreement between American Sports History, Inc. ("AMSHI") and Next Generation Networks Technology, Inc. ("NGN TECHNOLOGY"). The terms presented below have been discussed and agreed upon as a result of meetings held between AMSHI and NGN TECHNOLOGY to collaborate in good faith for the betterment of AMSHI , the last collective meeting being held on October 10th, 1998 in New York, NY with Vincent Nerlino, President/CEO, AMSHI, Anthony Conti representing and advisor to AMSHI, Bert Hefke, representing and advisor to AMSHI, Rob Dromerhauser, representing and advisore to AMSHI, Jeanne Nerlino, Board of Directors, AMSHI; Kenneth Roko, President/CEO, NGN TECHNOLOGY; Martin Stillman, President/CEO, Myriad Management Services, Inc; and Michael Steiner, President/CEO, IFSL, Ltd. , with subsequent meetings between Vince Nerlino and Kenneth Roko in New Jersey, and subsequent telephone conversations between Vince Nerlino and Kenneth Roko, and Bert Hefke and Kenneth Roko. Any definitive agreement will be subject to the agreement of the corporations' CEOs as empowered by their Board of Directors to enter into such agreements, as reflected in actually executed documents, the signing of mutual non disclosure/non circumvention agreements, the receipt by NGN Technology, Inc. of the agreed upon cash payment by AMSHI at signing of this contract, and receipt of stock and cash remuneration as outlined herein.

I.     EXPECTATIONS, PERFORMANCE, and GENERAL DEFINTIONS:

A.   NGN TECHNOLOGY:
  Upon execution of this term sheet and subsequent agreement, NGN Technology will work as a member of the AMSHI Board of Directors on a non exclusive basis on a multitude of projects and initiatives with the objectives of increasing revenues through the implementation of appropriate technologies consistent with strategic goals, setting operational and capital expense budgets with predetermined production and income objectives, development of the AMSHI business plan; establishing alliances with content and technology providers to expedite exposure and growth of AMSHI's business plan, and providing the technical strategic direction and research and development to establish AMSHI as a major contributor and presence on the Internet and related content provider industries domestically and internationally, increasing market penetration and client base, increasing the product base of services, and increasing the shareholder value of AMSHI.

B.   AMSHI:
  Upon execution of this term sheet and subsequent agreement, AMSHI will work with NGN TECHNOLOGY and provide NGN TECHNOLOGY the flexibility and autonomy, subject to Board of Directors' approval, to pursue technical, content, and international partners/acquisitions as appropriate; to discuss, with various AMSHI associates, business strategies and vision; to take the lead on technology; and to include NGN TECHNOLOGY in all decisions as appropriately required as its role on the Board of Directors. It is understood by the parties that AMSHI will work in good faith with NGN TECHNOLOGY in all opportunities brought to the attention of AMSHI and securing joint development agreements with companies identified that can provide the complementary marketing, content, and technologies identified during the co-development and implementation of the
  AMSHI strategic business plan.   AMSHI agrees to convey to NGN
  TECHNOLOGY, as remuneration, the line items described in the Term Sheet included with this agreement and to hold this agreement binding upon the parties. Remuneration of stock will be conveyed to NGN TECHNOLOGY prior to December 15th, 1998; remuneration of cash payment will be made as outlined in the Term Sheet; remuneration on successful acquisitions and stock performance will be detailed in a more comprehensive benefits package for the Board of Directors, but will follow a program similar to one outlined in the Term Sheet.

C.   NON-PERFORMANCE / IRRECONCILABLE DIFFERENCES:
  All activities and responsibilities outlined in this document provide the basis for a relationship built in the spirit of good faith by NGN TECHNOLOGY and AMSHI. However, it is possible that a party wishes to terminate this agreement due to irreconcilable differences. This provision allows a parties to terminate this agreement provided that proper notice (advanced written notice received via registered letter by the other party 120 days before the effective date of the termination) is given to the other party.

  Based upon its participation on and tenure to date on the Board of Directors, NGN TECHNOLOGY stock in AMSHI (received at signing of agreement and any accumulated stock bonus/incentives due up to the time of termination received from the Board of Directors' incentive plan, and any stock or cash bonus/incentives due to work in progress up to the effective date of termination) can be repurchased by the AMSHI Board of Directors according to the following schedule:

  Note:   "current market price" is defined as the selling price
  for AMSHI stock on either the effective date of termination or date of notice, whichever is higher
          a.   After 1 YEAR:       66%  of the current market
price
          b.   After 2 YEARS:      77%  of the current market
price
          c.   After 3 YEARS:      100%      of the current
market price

  It is clear that both the NGN TECHNOLOGY and AMSHI management team will work effectively and collaboratively in good faith;
  there are no expectations that any problems will occur that would precipitate such an action.

II.       PREQUISITES:

     Prior to signing an agreement with NGN Technology, NGN
Technology has asked that
     the following items be concluded or in process:

1.   Coming to closure on all pending AMSHI legal arguments and litigations.
2.   Remuneration to Myriad Management Services for work
     performed on behalf of AMSHI that has resulted in the introduction of AMSHI to NGN Technology.
3.   Agreement in writing that AMSHI will substantially increase the number of authorized shares of AMSHI by January 1, 1998 to support an acquisition strategy that will be outlined in the yet
     to be developed AMSHI business plan.   These shares, as well as a
     major portion of existing outstanding shares, will be used for acquisitions to be made during the first and second quarters of calendar 1999.
4. Provide in writing to NGN Technology that upon approval by AMSHI's Board of Directors of the AMSHI business plan to be prepared by NGN Technology and execution of this agreement, NGN Technology, as a member of the Board of Directors, has permission to act on behalf of AMSHI to openly discuss use of the corporation's stock in pursuit of an acquisition and consistent with the business plan strategy. Discussions of this nature will be coordinated and approved by the Chief Executive Officer and vote of the Board of Directors for finalization and before formal commitment letters can be presented to the intended recipient(s).

     As of this date, November 16th, 1998, I have been informed that all of the items above are in some form of process and that there is agreement to those items that have been identified as strategically critical to AMSHI success (specifically, items 1,3, and 4). Item 2 is in process; it will be concluded prior to the presentation of the AMSHI business plan (approximately December 20th, 1998).

III. REMUNERATION TO NGN TECHNOLOGY:

1.   AMSHI common shares of stock:

     a. Signing of agreement:      1,400,000 shares of AMSHI stock
         Breakdown of stock to be issued:
         Open market shares                          200,000
         Options at  $ 0.12 per share              1,200,000

2.   CASH PAYMENT

     Milestone schedule for cash payment:
     Amount  t/b paid
     a.   At signing of this agreement                  $10,000
     b.   Completion of AMSHI business plan and receipt of
       funding  for AMSHI operations/strategy           $40,000
            Note: Payments to NGN Technology may be made in
         $ 10,000 increments up until the $ 40,000 balance is
         paid if each incremental funding received for AMSHI operations cannot support the payment of the full balance due.

3.   NGN TECHNOLOGY EXPENSES MADE ON BEHALF OF AMSHI

     a. Expenses for attending meetings and other approved expenses incurred on behalf of AMSHI will be paid by AMSHI (Due 15 days after expenses are submitted by NGN TECHNOLOGY to AMSHI).
     b. Payment for ongoing general NGN Technology operating expenses related to activities supporting AMSHI (to be further defined in the AMSHI business plan and costs to be identified/budgeted with operating capital requirements of AMSHI).

4.     BONUS and PERFORMANCE INCENTIVES

  The compensation plan described below is similar to plan that will be included in a proposed incentive plan for all members of the AMSHI Board of Directors to remunerate Board members for successes in various AMSHI initiatives.

     CASH PAYMENT to each AMSHI Board Member on each successful acquisition:
          X% of the value of the acquisition:  (Note:
     recommended 1%  be paid out in
          total cash, or some combination of cash and secured
     note).

     STOCK OPTIONS PAYMENT to each AMSHI Board Members for each successful acquisition:
          X% of the value of the acquisition: (Note: stock options at the prevalent closing price at the time of the acquisition).

5.     TIME OF ESSENCE:

     All cash and stock payments mentioned above, creation of a position as Chief Operating Officer with a voting seat on the AMSHI Board of Directors, immediate Board approval for first phase authorization of additional shares of AMSHI stock that will be used to implement AMSHI's acquisition strategy (details to be identified in the business plan), and permissions granted to NGN Technology, Inc. to act on behalf of AMSHI (pending Board of Directors approval)
     concerning acquisitions.   are time sensitive and time of
     the essence issues. Time sensitive payment and closure on the items above are necessary by December 15th, 1998 or, at NGN Technology's sole and exclusive option, NGN Technology can extend the time of essence period for all items to January 4th, 1999 after which time this contract can be cancelled at NGN Technology's sole and exclusive discretion.

6.     NOTICES:

     NGN Technology's legal counsel will provide notice to AMSHI on or before December 15th, 1998 concerning its intention to extend the Time of Essence due date.

7.     FREE AND CLEAR and DISCLOSURE OF PENDING BOARD ACTIONS:

     AMSHI indemnifies and holds NGN Technology harmless in any unconcluded litigation and/or future claims resulting from actions and/or covenants performed prior to the execution of
     this agreement.   NGN Technology is not involved in any
     unclosed and pending legal manners resulting from litigation started or acts occurring before the signing of this agreement. AMSHI will provide NGN TECHNOLOGY by December 1st, 1998 copies of previous Board of Directors minutes and official records of AMSHI for the past 12 months and any information of unclosed or pending Board or corporate actions prior to November 24th, 1998.

IV:  MISCELLANEOUS PROVISIONS:

     A. REASONABLE EXPENSES: AMSHI agrees to reimburse NGN TECHNOLOGY for business expenses made on behalf of the AMSHI corporate strategic objectives. NGN TECHNOLOGY will submit expense vouchers as expenses are incurred, with adequate justification for the expense. Receipts will not be necessary for expenses up to and including $ 49.99; receipts for hotel, air, and entertainment will be required. The expenses will be paid within 15 days of submission of an invoice. The expenses allowed include: telephone calls, meeting arrangements and expenses, travel, entertainment, attendance at conferences, and other expenses as deemed
     necessary.   Labor rates for NGN Technology, Inc.
     participating staff will be included in the business plan for funding at a rate equivalent to $ 75 per hour; NGN Technology staff will be used prudently and only upon consensus of the Board of Directors of AMSHI in support of business plan overall objectives.

     B. CASH AND STOCK PAYMENTS: This agreement is conditional upon payment by AMSHI to NGN TECHNOLOGY of the cash and stock payments and other critical components discussed as outlined as time of essence in Section III item 4. In the event that AMSHI fails to meet its payment to NGN TECHNOLOGY of cash and stock or any provision described according to the time of essence requirements stated in Section 4 Item 4, this agreement between AMSHI and NGN TECHNOLOGY can be cancelled at any time at NGN TECHNOLOGY's sole and exclusive discretion, and NGN TECHNOLOGY will pursue damages for expenses incurred, remuneration due, and legal fees necessary to pursuit actions through the appropriate legal channels.

     C. REPRESENTING AMSHI INTERESTS: The Board of Directors and President/CEO of AMSHI permit NGN TECHNOLOGY to act on AMSHI's behalf on activities related to the scope of this agreement and open negotiations with companies identified by NGN TECHNOLOGY for the purpose of formulating joint development, technology, and revenue sharing agreements, subject to reporting to the President/CEO of AMSHI per the terms and conditions outlined herein.

     D.  NGN TECHNOLOGY and AMSHI PROPRIETARY BUSINESS PLANS and
     CONTACTS: Through the performance of their duties under this agreement, NGN TECHNOLOGY and AMSHI will be revealing some specific details concerning their proprietary business plans, business models, contacts, and technology innovations and strategies. This information is being released to the mutual benefit of the parties in formulating the business plan for AMSHI and for the benefit of AMSHI stockholders. NGN TECHNOLOGY reserves the right to release only that amount of information about its overall operations as it deems essential to meet our mutual goals. Any information shared between AMSHI and NGN TECHNOLOGY is held in highest confidentiality and bound by the terms of the non-disclosure/non-circumvention agreement to be signed by the parties on November 24th, 1998, unless prior approval is granted and received for the release of such information from the other party.

V.   CONFIDENTIALITY:

     AMSHI and NGN TECHNOLOGY, by virtue of this business agreement, agree to the terms and conditions herein and abide by confidentiality to hold private information exclusive and inclusive to the parties for the protection of each other's trade secrets, strategies, and other information deemed appropriate for protection of intellectual and corporate property.

Authorized and Approved:

     I, individually, am duly authorized to sign this document on behalf of the other shareholders in our respective corporations.

     /s/  Kenneth O. Roko                    /s/ Vincent M.
Nerlino
     Kenneth O. Roko, President/CEO          Vincent M. Nerlino,
President/CEO
     NEXT GENERATION NETWORKS AMERICAN SPORTS HISTORY, INC.
     TECHNOLOGY, INC.

     11/18/98                      11/21/98
     DATE                          DATE